KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. September 6, 2022 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We were previously principal accountants for ThredUp Inc. (the Company) and, under the date of March 21, 2022, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020. On September 4, 2022, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 4, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements 1) regarding the process to determine the independent registered public accounting firm, 2) that the decision to dismiss KPMG was approved by the Audit Committee of the Board of Directors of the Company, and 3) in Item 4.01(b). Very truly yours,